CEO of ALR Technologies Sends Letter to Shareholders and Provides Future Outlook

WINSTON-SALEM, NC -- 11/16/2006 -- The following update is being released by ALR Technologies, Inc. (OTCBB: ALRT). It is also available online at: http://www.alrt.com

I am pleased to have the opportunity to update you on ALRT's progress at this exciting time in the company's history. We have completed the long and arduous product development process and we are beginning our first full manufacturing run for delivery in January 2007.

Our product development process which included manufacturing, testing, and pilot programs with select groups has been an astounding success. Pilot programs have yielded significant compliance results that will correspond to better patient health outcome and health cost savings. Our ALRT500, recently branded the "Constant Health Companion™," is now ready to fill a serious gap in current health management practices.

As with any growing company, we encountered a few challenges throughout the year which I believe we quickly addressed. We experienced a delay in the first full manufacturing run due to implementation of measures that will allow for a significant reduction in product cost. Our first full manufacturing run is in progress with shipments scheduled for January 2007. This delay has not impacted our sales or market penetration efforts as we have established strong industry relationships and are continuing to receive product orders. With this innovative product now available for sale and distribution we believe we will realize significant revenues as our marketing efforts increase.

Accomplishments

Our senior management team has made valuable strategic decisions over the course of this year and I am confident that, with the support and contributions of our shareholders, employees, and partners, we are on the verge of realizing the true potential of our products in the marketplace. The last ten months have been a period of transition for ALR Technologies, during which we have strategically positioned the company for long-term success. We are proud of our recent accomplishments, which include:

-- completed the development of the company's flagship product, the Constant Health Companion,

-- established a partnership with PageMinder which resulted in Medicaid asthma patients to utilize our system,

-- received successful compliance results for a patient living with the life-saving procedure of a heart transplant by using our Constant Health Companion, and

-- received national market recognition from the Behavioral Health Community for the Constant Health Companion's positive health and financial impact on individuals with disabilities.

The Future

Looking to the immediate future, we are very encouraged with our progress and growth prospects. There are three key highlights to our business strategy:

-- Roll out of a multi-faceted marketing campaign starting in the first quarter of 2007. Advertising and marketing will be key areas of focus for ALR Technologies. By creating awareness that our Constant Health Companion is now available, we believe that we will quickly gain significant attention from health insurance payers. We expect these initiatives, along with the efforts to expand our sales force, will significantly drive sales in the near future.

-- We are addressing the debt on our balance sheet. We realize we are in need of additional funding to meet our future growth plans. We are speaking with several potential funding prospects that could help us with near term and long term funding needs.

-- Continue to focus on R&D to include developing next generation products as the market demands. We have already identified some key additions to our Constant Health Companion system that will extend our reach into complimentary markets and into the health management marketplace. We plan to allocate significant resources in the future to strongly pursue these developmental efforts.

Financial Outlook

Based on order flow and commitments that we have received to date, we are projecting our sales for the fiscal year 2007 to be in the range of $4.5 to $5 million. This number does not take into consideration any new sales in-roads from this point on. This would be a significant jump from our current levels due to our main product being commercially available starting January 2007.

I would like to thank our shareholders for their continued support. I expect to see significant value growth in ALR Technologies for our shareholders as we begin to drive sales.

Sincerely,
Sidney Chan
Chief Executive Officer
ALR Technologies, Inc.
About ALR Technologies

ALR Technologies Inc., which specializes in health and disease management products and services, designs and manufacturesmedication compliance products and compliance home-monitoring and intervention systems to meet the needs for several targeted user groups.

To learn more about ALR Technologies, download the latest version of our corporate profile from http://www.alrt.com/Our%20Company/investor.html

More information on the Constant Health Companion home compliance system can be found at www.alrt.com/products/alrt500.html

More on ALR Technologies at http://www.alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words "estimate," "expect," "anticipate," "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the company's quarterly filings with the Securities Exchange Commission.

Public and Investor Relations:
Mercom Capital Group, llc
Tel: 1.512.828.6645
E-mail: alrt@mercomcapital.com